Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-268346) and the Registration Statements on Form S-8 (Nos. 333-261508, 333-263895, 333-270695 and 333-278497) of our report dated March 31, 2025, relating to the consolidated balance sheet of Velo3D, Inc. and Subsidiaries as of December 31, 2024, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, which appears in this Annual Report on Form 10-K.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

March 31, 2025